Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. INCREASES DIVIDEND BY 2.4%
TO ANNUALIZED RATE OF $5.20 PER SHARE

STAMFORD, CT, September 13, 2023 – The Board of Directors of Philip Morris International Inc. (NYSE: PM) has increased the company’s regular quarterly dividend by 2.4% to an annualized rate of $5.20 per share.
The new quarterly dividend of $1.30 per share, up from $1.27 per share, is payable on October 12, 2023, to shareholders of record as of September 27, 2023. The ex-dividend date is September 26, 2023.
For additional dividend information, see www.pmi.com/dividend.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of June 30, 2023, PMI's smoke-free products were available for sale in 80 markets, and PMI estimates that approximately 19.4 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35.4% of PMI’s total second-quarter 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma subsidiary, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
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